Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Three Months
	Ended	Year Ended December 31,
	March 31, 2009	2008	2007	2006	2005	2004
		(As Adjusted)	(As Adjusted)	(As Adjusted)	(As Adjusted)	(As Adjusted)
	(Dollars in thousands)
Consolidated income before income taxes and minority interests	$35,000	$77,053	$38,144	$116,029	$66,736	$69,166
Interest credited to account balances and amortization of deferred sales inducements	73,474	235,836	571,917	429,062	311,479	309,034
Interest expense on notes payable	4,276	19,773	20,916	21,278	20,482	2,673
Interest expense on subordinated debentures	4,208	19,445	22,520	21,354	14,145	9,609
Interest expense on amounts due under repurchase agreements and other interest expense	242	8,207	15,926	32,931	11,280	3,148
Interest portion of rental expense	120	459	468	431	388	344
Consolidated earnings	$117,320	$360,773	$669,891	$621,085	$424,510	$393,974

Interest credited to account balances and amortization of deferred sales inducements	$73,474	$235,836	$571,917	$429,062	$311,479	$309,034
Interest expense on notes payable	4,276	19,773	20,916	21,278	20,482	2,673
Interest expense on subordinated debentures	4,208	19,445	22,520	21,354	14,145	9,609
Interest expense on amounts due under repurchase agreements and other interest expense	242	8,207	15,926	32,931	11,280	3,148
Interest portion of rental expense	120	459	468	431	388	344
Combined fixed charges	$82,320	$283,720	$631,747	$505,056	$357,774	$324,808

Ratio of consolidated earnings to fixed charges	1.4	1.3	1.1	1.2	1.2	1.2

Ratio of consolidated earnings to fixed charges, both excluding interest credited to account balances and amortization of deferred sales inducements	5.0	2.6	1.6	2.5	2.4	5.4

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).

The Company adopted FSP APB 14-1 on January 1, 2009, applying it retrospectively to all periods presented and the 2008 and prior amounts above are as adjusted. The Company’s contingent convertible senior notes that fall within the scope of FSP APB 14-1 were issued by the Company in December 2004.